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                                                                   EXHIBIT 10.35

                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT ("Agreement") is made and effective this 16th day of June, 1999, by and between AMARILLO BIOSCIENCES, INC., a Texas corporation with its principal place of business at 800 W. 9th, Amarillo, Texas 79101 (hereinafter "ABI") and NORTH CHINA PHARMACEUTICAL GROUP CORPORATION, a company organized under the laws of P.R. China with its principal place of business at Heping Donglu 388, Shijiazhuang, China (hereinafter "NCPC") (ABI and NCPC are hereinafter collectively referred to as the "Parties"). This agreement shall be finally effective upon approval of the Foreign Trade & Economic Co-operation Bureau of Hebei Province, P.R. China. MITSUBISHI CORPORATION is ABI's shipping agent with respect to product shipped to NCPC under this Agreement.

         WHEREAS, ABI and its contract suppliers have substantial expertise in the production and use of oral interferon alpha (hereinafter, "IFN-[alpha]") and have proprietary rights and know-how in the field of production, purification and formulation of IFN-[alpha];

         WHEREAS, ABI is willing to disclose to NCPC Technical Information including preliminary human data for hepatitis B; and

         WHEREAS, ABI has an exclusive worldwide license to market and distribute HBL IFN-[alpha] (as defined in ARTICLE I, below), and desires to provide HBL IFN-[alpha] to NCPC on the terms and conditions herein set forth, and NCPC desires to obtain the right to test, formulate, distribute and market HBL IFN-[alpha] contained in Licensed Product on the terms and conditions herein set forth;



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with the Commission.

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         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and adequate consideration the receipt and sufficiency of which are evidenced by the execution hereof, ABI and NCPC agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1. "ABI" and "NCPC" shall mean and include not only the indicated company, but also such company's Assignees.

         1.2. "Affiliate" means a corporation, company, partnership, or other business entity which controls or is controlled by, or is under common control with, the designated party. In the case of a corporation or company, "control" means ownership either directly or indirectly of at least Fifty Percent (50%) of the shares of stock entitled to vote for the election of directors.

         1.3. "Agreement" means this License and Supply Agreement.

         1.4. "Assignee" means any permitted assignee or sublicensee of rights under this Agreement

         1.5. "Bulk Product" means the major ingredients to be formulated by NCPC into Licensed Product, to include the following: HBL IFN-[alpha]; diluents; stabilizing components; and other components (if any) mutually agreed upon by the Parties, as being required or desirable in the formulation of Licensed Product.

         1.6. "Dose" means *** International Units of IFN-[alpha].

         1.7. "HBL IFN-[alpha]" means the cell culture derived human lymphoblastoid IFN-[alpha] used for the formulation by HAYASHIBARA BIOCHEMICAL LABORATORIES, INC. ("HBL")

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with the Commission.

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of natural IFN-[alpha]-containing formulations approved for use in the treatment of human renal cell carcinoma, hepatitis B and C, and chronic myelogenous leukemia in Japan, which may be produced, purified and formulated by HBL in Japan, or under license from HBL in Japan, or elsewhere.

         1.8. "Licensed Indication" means the human disease of hepatitis B.

         1.9. "Licensed Product" means a formulation or composition containing HBL IFN-[alpha] and designated, detailed, or labeled for oral use in the treatment of any Licensed Indication.

         1.10. "Technical Information" means all information, reports, results, inventions, know-how, materials, and any other technical and scientific data, specifications and formulae directly related to the development, regulatory approval, manufacture, testing, use, marketing and/or sale of Licensed Product, and any non-public information relevant to the business of the Parties which is necessarily disclosed by one to the other during the Parties' conduct under this Agreement. "ABI Technical Information" refers to Technical Information originating with ABI or which ABI has obtained through its contractual relationships with third parties. "NCPC Technical Information" refers to Technical Information originating with NCPC or which NCPC has obtained through its contractual relationships with third parties. "Technical Information" when not otherwise specified herein means both ABI Technical Information and NCPC Technical Information.

         1.11. "Territory" means P.R. China.

                                   ARTICLE II
                                GRANT OF LICENSE

         2.1. ABI grants to NCPC and NCPC accepts, subject to the terms of this Agreement, the right to use HBL IFN-[alpha] for testing, trials, development, and formulation into

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with the Commission.

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 Licensed Product, and upon proper regulatory approval, the exclusive right to formulate, market and distribute Licensed Product to treat the Licensed Indication in the Territory. ABI will provide NCPC technical information and clinical trial samples for the above-mentioned purposes. ABI retains all other rights to HBL IFN-[alpha], including without limitation, the right to test, develop, license, sublicense, market, distribute or otherwise use HBL IFN-[alpha] for treatment of all indications other than the Licensed Indication, and for treatment of the Licensed Indication in all countries not included in the Territory.

         2.2. The license grant to NCPC under this Agreement shall commence on the effective date of this Agreement and shall terminate immediately upon the termination or expiration of this Agreement unless extended by consultation between the parties at least one hundred and eighty (180) days prior to the expiration date.

         2.3. NCPC shall have the right to use and sell Licensed Product only in the Territory. NCPC shall not seek customers, establish any branch or maintain any distribution depot for Licensed Product in any country outside the Territory. NCPC shall not sell Licensed Product to any customer in any country outside the Territory or to any customer in the Territory if, to the knowledge of NCPC, such customer intends to resell the Licensed Product in any country outside the Territory. NCPC shall cause ABI's name to appear on each outer package of the Licensed Product distributed in the Territory.




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                                   ARTICLE III
                                SUPPLY OF PRODUCT

         3.1. Subject to the terms and conditions of this Agreement, ABI shall supply Bulk Product to NCPC for formulation, testing, and (upon government approval) sale in the Territory. Bulk Product shall be supplied in response to issuance by NCPC of written purchase orders delivered to ABI specifying the quantity to be supplied, along with any special instructions/requests regarding supply and/or delivery. In addition to Bulk Product, ABI shall supply other product or ingredients reasonably requested by NCPC, subject to agreement by the Parties regarding price and other terms and conditions, and subject to availability. ABI shall have no responsibility for formulating or manufacturing lozenges, nor for obtaining any required regulatory approvals, nor for packaging, distribution, promotion, pricing, or marketing of lozenges in the Territory, all of which shall be completed by NCPC with the assistance of ABI.

         3.2. ABI agrees to allow NCPC right of reference to ABI's US FDA Drug Master File for HBL IFN-[alpha] and to do such other acts as are reasonably necessary, and within ABI's control, to facilitate approval of HBL IFN-[alpha]-containing lozenges in the Territory for use in the Licensed Indication, and ABI also hereby agrees to consult with NCPC at NCPC's request concerning regulatory affairs, to review documents to be submitted to governmental agencies for approval, and to take such other actions as may be necessary from time to time to facilitate approval of Licensed Product for sale and use in the Territory. ABI also agrees to provide clinical data from its past, current or future studies, that would be relevant to the testing, use or sale of Licensed Products in the Territory. ABI further agrees to provide sufficient Bulk Product for preliminary studies and

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with the Commission.

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clinical trials as may be appropriate and necessary to support testing and application for approval and commercialization of Licensed Products. ABI shall reasonably provide to NCPC other support or assistance requested by NCPC and within ABI's capabilities with respect to regulatory and clinical activities, on a fully reimbursed basis.

                                   ARTICLE IV
                                  CONSIDERATION

         4.1. ABI shall receive from NCPC a research reimbursement payment and a fee for clinical study design and supplies for the Territory. The payments and fees are set forth at Exhibit "A" hereto. The License Fee shall be due and payable upon execution of this Agreement by the signatory parties and the approval of the Foreign Trade & Economic Co-operation Bureau of Hebei Province, P.R. China. ABI agrees to pay income tax on the up-front payment amount in compliance with the Foreign Enterprise Income Tax Law of the People's Republic of China.

         4.2. For all Bulk Product supplied by ABI to NCPC (other than quantities provided pursuant to Paragraph 3.2 above), ABI shall receive from NCPC the payment per Dose specified at Exhibit "B". Payment for each shipment of Bulk Product shall be made by NCPC by irrevocable letter of credit on a U.S. bank. The price per Dose shall be further adjusted from time to time as may be necessary to reflect any Change in the Producers Price Index, Drugs and Pharmaceuticals, Subdivision Code 063, after the date of this Agreement. In addition, both the price per Dose and the amount to be invoiced and paid for Bulk Product shall be further adjusted to reflect any changes for (i) the variable cost of any raw material or combination of raw materials that changes by more than twenty percent (20%) from ABI's cost at the date of this Agreement, and (ii) the variable cost arising

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with the Commission.

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from changes in product specifications, manufacturing, testing, or release of the product. NCPC shall receive Bulk Product at a named port of destination in the Territory and the shipping arrangements shall be made by ABI's nominated shipping agent. NCPC shall pay CIF price at the named port of destination in the Territory against the invoice containing shipping charge, freight, and insurance, in addition to the Bulk Product price specified above. Title to Bulk Product purchased by NCPC shall transfer to NCPC, and NCPC shall pay all freight charges and bear the risk of loss and damage, from the time Bulk Product, in compliance with the standards of the Drug Quality Control Bureau of the Chinese Port Customs Administration, is placed at the disposal of NCPC at the port of destination.

         4.3. NCPC shall within three (3) months of the Effective date of this agreement commence the clinical trial already designed to achieve government approval of the Licensed Product for marketing and distribution. NCPC will conduct all clinical trials at its own expense, and will contract for and utilize the services of ************** and ************** in the design, supervision and implementation of the clinical trial for submission of the file for government approval. NCPC shall, within three (3) months of the conclusion of the afore mentioned clinical study, apply for, at its own cost and expense and without any contribution from ABI, all necessary licenses or approvals required to be issued in the Territory, or any agency or instrumentality thereof, as a precondition to the import, formulation, manufacture, and sale of Licensed Product, within three (3) months of any such approval being granted. NCPC will apply for any pricing or reimbursement approvals, will exercise diligence to maintain all such approvals, and will diligently market the approved Licensed Product through the term of this Agreement. NCPC will launch product in the Territory within three (3) months of receipt of all necessary governmental approvals, and shall

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thereafter use its best efforts to advertise, promote and sell such product after approval. The import licenses shall be issued in the name of ABI. However, both production license and production approval shall be issued in the name of NCPC. If at any time during the term of this Agreement NCPC should fail to comply in a timely way with any of the requirements set forth in this Section 4.3, or if at any time during the term of this Agreement NCPC should no longer be actively pursuing the application for any such approval or license in the Territory, or if, having obtained such approval or license, NCPC should no longer be actively developing or marketing any Licensed Product under this Agreement in the Territory, under the preconditions permitted by applicable laws and regulations, both parties shall enter into consultation to decide the assignment of such applications, approvals and/or licenses from NCPC.

         4.4. NCPC shall provide ABI by December 31st of each year during the term of this Agreement, a report of ongoing efforts for the development of Licensed Products, including a report of efforts by NCPC with respect to formulation development, pre-clinical and clinical testing, regulatory approval efforts, marketing/sales strategy, and any other areas into which NCPC's reasonable business efforts in accordance with this paragraph may reasonably be categorized. Such report shall be provided in English and shall be accompanied by labeling, instructions, promotional and other support materials developed for NCPC's sales force, patients, physicians, or other outside parties. Such a report shall be prepared more often if ABI so requests in writing, if ABI pays to NCPC the expenses incurred by NCPC in generating such additional reports. It is understood that ABI will receive a copy in English of all NCPC Technical Information.


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with the Commission.

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         4.5. During the term of this Agreement, both Parties shall provide to the other all data relating to the testing and development of the Licensed Product in the Licensed Indication.

         4.6. Unless specifically authorized in writing by ABI, NCPC shall not sell, or offer for sale, or act as sales agent for the solicitation of orders for any oral products (other than Licensed Products) that contain any IFN-[alpha] derived from any species and designated, detailed, or labeled for oral use for the Licensed Indication. ABI shall not authorize any third parties, directly or indirectly, to market or sell any IFN-[alpha] in the Territory for oral use in the treatment of the Licensed Indication.

         4.7. NCPC shall provide medical, pharmacovigilance and other appropriate customer support services in connection with sale of Licensed Products, and will report to ABI on a timely basis all material adverse reactions, product complaints and other relevant customer feedback. NCPC agrees to advise ABI fully with respect to all health, safety, environmental, and other standards, specifications, and other requirements imposed by law, regulation, or order in the Territory and applicable to Licensed Product. NCPC shall also advise ABI of all instructions, warnings, and labels applicable to Licensed Product that are necessary or desirable under laws, regulations, or practices in the Territory. ABI shall meet such safety standards or specifications. ABI shall not increase the price charged to NCPC for the Bulk Product unless changes to the specification are required.

                                    ARTICLE V
                              ORDERS AND SHIPMENTS

         5.1. Within thirty (30) days of the date hereof, and at least ninety
(90) days prior to the commencement of each calendar year during the term of this Agreement, NCPC will furnish

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with the Commission.

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ABI with its projected requirements for Bulk Product during the next succeeding calendar year. NCPC may amend its projected requirements from time-to-time, provided, however, that ABI shall be obligated only to make its best effort to comply with any requests in excess of annual projections received by it at least ninety (90) days prior to the commencement of the calendar year in question. Under no circumstances shall ABI be required to deliver to NCPC hereunder, an amount of Bulk Product which exceeds the amount ABI is able, in good faith, to acquire from HBL, or from HBL's contract manufacturers. The exact composition of Bulk Product shall be disclosed in writing by ABI to NCPC. Subject to the foregoing, ABI shall use its best efforts to deliver Bulk Product in accordance with NCPC's projected requirements and product specifications.

         5.2. ABI shall ship product within thirty (30) days of request by NCPC, against an irrevocable letter of credit on a U.S. bank (or other financial surety acceptable to ABI or to the agent nominated by ABI) in an amount sufficient to cover the CIF price payable to ABI or the agent nominated by ABI under Paragraph 4.2 above. The letter of credit shall be issued by a financial institution acceptable to ABI or to the agent nominated by ABI, shall be in U.S. dollars and shall not expire until the final payment for the respective shipment has been made to ABI or to the agent nominated by ABI.

         5.3. Orders of Bulk Product for commercial sales shall be made for "full lot" quantities of *** Doses. A minimum of *** Doses of Bulk Product shall be purchased by NCPC for the Territory during each year during the term of this Agreement, commencing with the first full calendar year after all necessary approvals for marketing and reimbursement have been obtained.

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                                   ARTICLE VI
                              TERM AND TERMINATION

         6.1. This Agreement and all rights granted hereunder by each Party shall terminate upon December 31, 2009, unless extended on a yearly basis by request of NCPC at least one hundred and eighty (180) days prior to the expiration date provided, however, that if NCPC does not commence application for government approval, as may be required or advisable, within three (3) months after NCPC receives all supporting documentation required for application for approval of commencement of the pivotal clinical trial; and after approval of the Licensed Product, place orders for minimum annual shipments as provided in Paragraph 5.3, above; then ABI shall have the right to terminate this Agreement upon three (3) months prior written notice to NCPC. NCPC will proceed diligently to obtain market approval for the Territory according to the timetable set forth in paragraph 4.3 of this Agreement.

         6.2. Termination of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior to such termination. In addition,
ARTICLE VIII ("Confidentiality") shall survive termination of this Agreement.

         6.3. On termination of this Agreement for any reason, NCPC shall cease to sell Licensed Product and shall surrender to ABI all ABI Technical Information that it may have received during the term of this Agreement, and at the request of ABI, NCPC may conditionally assign any approval, permit, or license it holds relating to Licensed Products to ABI. Any accrued payment obligations shall be paid within thirty (30) days of the termination of this Agreement.



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                                   ARTICLE VII
                          WARRANTY AND INDEMNIFICATION

         7.1. ABI represents and warrants that as of the date of this Agreement, it is the exclusive owner of the right to sell and distribute HBL IFN-[alpha] for use in treating the Licensed Indication in the Territory. ABI further warrants that at the time of shipment, all product supplied by it (i) shall meet all product specifications previously agreed in writing between ABI and NCPC;
(ii) shall not be adulterated or misbranded; and (iii) shall be manufactured in accordance with good manufacturing practices in the country of manufacture. ABI shall indemnify and hold NCPC harmless from any and all costs, expenses, damages, judgments, and liabilities incurred by or rendered against NCPC arising from any claim made or suit brought as a result of a breach by ABI of its warranties under this Paragraph 7.1.

7.2. NCPC warrants that its operations and activities in the Territory shall be in compliance with applicable laws, statutes and regulations; and NCPC shall indemnify and hold ABI harmless from any and all costs, expenses, damages, judgments, and liabilities incurred by or rendered against ABI or its affiliates arising from the use, testing, recall, labelling, promotion, sale, distribution, or use of Bulk Product or Licensed Product as a result of any breach of these warrants by NCPC.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

                  8.1. ABI owns or is licensed under confidential or secret information relating to the Licensed Products, and NCPC intends to conduct trials in the Territory which will generate

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with the Commission.

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confidential or secret information relating to the Licensed Products, and it is the intention of both ABI and NCPC to maintain this confidentiality.

         8.2. Each Party agrees to maintain confidential and secret all Technical Information which may be disclosed or provided to it by the other Party or that the Parties may together subsequently acquire.

         8.3. Each Party's obligation to the other to maintain confidentiality hereunder shall terminate with respect to any particular item and only said item of the disclosing Party's Technical Information, when the recipient Party can demonstrate that such item of information:

              8.3.1. Is publicly known and available through some means other than by the recipient Party's act or omission; or

              8.3.2. Was in the recipient Party's possession prior to its disclosure by the other Party, as established by written evidence; or

              8.3.3. Has come into the recipient Party's possession through a third party free of any obligation of confidentiality to the disclosing Party, where said third party has acquired said information lawfully and not under circumstances forbidding its disclosure.

         8.4. Neither Party will permit the other Party's Technical Information or any part thereof to be disclosed to third parties or to employees except on a "need-to-know" basis and each will maintain such information and/or documents with the same precautions it uses to safeguard its own confidential or secret information.

         8.5. Each Party will notify the other promptly if it has knowledge that an unauthorized third party possesses Technical Information of the other Party.


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with the Commission.

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         8.6. NCPC shall have the right to use ABI's Technical Information, and to access ABI's US FDA Drug Master File for HBL IFN-[alpha], to the extent reasonably necessary to accomplish the objectives of this Agreement, including specifically the right to disclose such information to its contract consultants and scientific investigators (from whom NCPC shall secure Confidential Non-Disclosure Agreements) and to regulatory agencies of the Territory in support of applications for regulatory agency approval to make, test and/or sell Licensed Product.

         8.7. With the written consent of NCPC, ABI may use NCPC's Technical Information for the purposes of designing protocols and studies, and for submission to regulatory authorities in any country outside the Territory in connection with an application for drug approval of the Product.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. Force Majeure. The failure of NCPC, ABI, or any of their Affiliates to take any action required by this Agreement if such failure is occasioned by an act of God or the public enemy, fire, explosion, perils of the sea, floods, drought, war, riot, sabotage, accident, embargo or any circumstance of like or different character beyond the reasonable control of the Party so failing or by the interruption or delay in transportation, inadequacy, or shortage or failure of the supply of materials and/or equipment, equipment breakdown, labor trouble or compliance with any order, direction, action or request of any governmental officer, department or agency and whether in any case such circumstances now exist or hereafter arise, shall not subject said Party to any liability to the other.


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with the Commission.

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         9.2. Communication. Any payment, notice or other communication required or permitted to be made or given to either Party pursuant to this Agreement shall be sufficiently made or given on the date of sending if sent to such Party by certified or registered mail, or by courier service, postage or delivery charge prepaid, addressed to it at its address set forth below, or to such other address as it may have designated by written notice given to the other Party.
Fax numbers are given for convenience only, as an additional method of delivery, and no notice or other communication transmitted by fax shall be considered to be sufficiently made or given until such notice or communication is also sent by one of the other means described above.

In case of NCPC:

                        Chairman
                        North China Pharmaceutical Group Corporation
                        Heping Donglu 388
                        Shijiazhuang, China              Fax: 011-86-311-5053560

In case of ABI:
                        President
                        Amarillo Biosciences, Inc.
                        800 W. 9th
                        Amarillo, Texas  79101           Fax: (806) 376-9301

And:
                        Edward L. Morris, Legal Counsel
                        Morris, Moore, Moss & Douglass, P.C.
                        P. O. Box 15208
                        Amarillo, TX  79105              Fax: (806) 371-8908

         9.3. Amendments to Agreement. This Agreement constitutes the entire Agreement between the Parties hereto on this subject matter and supersedes all previous arrangements whether

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with the Commission.

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written or oral. Any amendment or modification of this Agreement shall be effective only if made in writing, and executed by both Parties.

         9.4. Enforceability. To the extent permitted by law, each Party waives any provision of law which renders any provision herein invalid, illegal or unenforceable in any respect.

         9.5. Relationship of Parties. All purchases and resales of Bulk Product and Licensed Product by NCPC shall be for NCPC's own account as a principal and not as an agent of ABI. NCPC shall act in all respects as an independent contractor and not as a representative or agent of ABI. This Agreement shall not be construed to create a relationship of partners, joint venturers, brokers, employees, agents, master or servant between the Parties. Neither Party shall have any right or authority to assume or create any responsibility, express or implied, in the name of the other Party or to bind the other Party in any manner whatsoever.

         9.6. Assignment. Neither Party hereto shall assign any of its rights under this Agreement to any person or entity not an Affiliate of the assigning Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

         9.7. Venue and Jurisdiction. Venue of any action brought under this Agreement shall be as follows: Actions initiated or filed by or behalf of ABI shall be brought in the People's Court of Hebei Province, P.R. China; and actions initiated or filed by or on behalf of NCPC shall be brought in the federal district court for the Northern District of Texas, Amarillo Division.

         9.8. Governing Language. The English language of this Agreement shall govern and control any translations of the Agreement into any other language. Documents furnished by

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with the Commission.

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NCPC to ABI under the terms of this Agreement shall be furnished in English, or alternatively, shall be accompanied by an English translation.


IN WITNESS WHEREOF, the Parties hereunto have caused this instrument to be executed in duplicate by their duly authorized representatives as of the date first above written.

ABI:                                        NCPC:

AMARILLO BIOSCIENCES, INC.                  NORTH CHINA PHARMACEUTICAL GROUP
                                            CORPORATION


By:                                         By:
   ------------------------------------        ---------------------------------
   Joseph M. Cummins,                          Lu Weichuan,
   President                                   Chairman


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with the Commission.

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                                   EXHIBIT "A"


         This Exhibit "A" is attached to that certain License Agreement by and between AMARILLO BIOSCIENCES, INC. and NORTH CHINA PHARMACEUTICAL GROUP CORPORATION dated 16th, day of June, 1999, and constitutes a part of said Agreement, as if fully set forth therein. For all purposes of said Agreement, the "Territory" shall mean P.R. China. In addition, the License Fee referred to in Section 4.1 of the Agreement is set forth below, for the Territory.

FEE $*** within 30 days of the signature and approval of this Agreement.

                  $*** within 30 days of NCPC's acceptance of all applicable information provided by ABI necessary for application for approval (Exhibit "C") as well as clinical trial samples, and ABI has transferred its clinical trial approval to NCPC.

                  $*** within 30 days of  NCPC's receipt of production approval.









                                      -A-1-

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with the Commission.

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                                   EXHIBIT "B"

This Exhibit "B" is attached to that certain License Agreement by and between AMARILLO BIOSCIENCES, INC. and NORTH CHINA PHARMACEUTICAL GROUP CORPORATION dated 16th day of June, 1999, and constitutes a part of said Agreement, as if fully set forth therein.

Per *** IU Dose Price (interferon and anhydrous crystalline maltose) f.o.b.


                  ***** to *****                              $*** per dose
                  ***** to *****                              $*** per dose
                  ***** to *****                              $*** per dose
                  Over *****                                  $*** per dose

Finished bulk tablets can be supplied ex Canada at prices above plus $*** tableting and packaging charge per dose up to a maximum of ****** doses per year.










                                      -B-1-

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with the Commission.

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                                   EXHIBIT "C"

ABI shall provide NCPC the following information necessary to apply for clinical trial and for production which includes:

1. New drug name (include official name, chemical name, Latin name, foreign language name and Chinese Phonetic Alphabet etc. The evidence of nomenclature shall be provided for new given name), aim and evidence of topic selection, summary of current research status or manufacture, application of the drug at home and abroad.

2. Experimental data, chromatography, explanation and analysis of chromatography and related references to certify the drug chemical structure or composition.

3. The drug's experimental profile, purification method, specification/standard of chemical materials, source of biological materials, generic name, description of formulation, evidence of process and description, source and quality standard of excipients and related references, etc. Evidence of revisions shall be provided if the prescription, manufacture process, raw material and strain are different from the main reference.

4. Quality controls such as physical/chemical constants, purity analysis and determination of content (potency) etc.

5.       Main pharmacodynamics related to treatment effects.

6.       General pharmacologic research.

7.       Animal acute toxicity.

8.       Animal chronic toxicity.

9.       Local toxicity.

10. Influence of excipients in formulation on pharmacodynamics and toxicity.

11.      Mutagenicity.

12.      Toxicity in different species .

13.      Carcinogenicity.

14.      Dependence.

15.      Pharmacokinetics.


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***Indicates that a portion of the text has been omitted and filed separately with the Commission.

16.      Preliminary stability on bulk drug and its formulation.

17. Proposed clinical trial drug quality standard and explanation of its design. Standard samples and control samples.

18. Clinical trial samples and certificate of analysis (sample shall be at least three times quantity necessary to do full scale analysis).

19. Protocol of proposed clinical trial and summary of preclinical pharmacological and toxicological research for clinical physicians' review.

20.      Clinical pharmacokinetics.

21.      Bioavailability or dissolution characteristics.

22. Stability study on bulk drug and its formulation. Conclusion (include biological and chemical results) and shelf-life.

23. Proposal on drug quality standard in manufacture and explanation of design (formulation shall include the active ingredient qualitative test result and quantitative recovery test result).
         Standard samples and control samples.

24. Samples of three to five consecutively manufactured batches and their certificates of analysis (sample per batch shall be at least three times the quantity needed for full-scale analysis).

25. Clinical trial summary issued by department responsible for clinical trials and clinical trial reports.

26. Drug packaging material, label, trial-use or official instruction leaflets designed by department responsible for clinical trials (include new drug name, structural formula and molecular formula)(formulation shall include active ingredient), mode of action and indications, dosage and administration, toxic effects and side effects, contraindications, precautions, packaging (specification and content), storage condition and shelf life, etc.

27.      Oral IFN manufacturing procedure (confidential technical data).

28. Quality standard and analytical methods on raw materials and product (process procedures) etc. (confidential technical data).

29.      GMP production requirements, etc. (confidential technical data).





                                      -C-2-

***Indicates that a portion of the text has been omitted and filed separately with the Commission.